UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 7, 2023

Zevra Therapeutics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36913	20-5894398
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Celebration Boulevard, Suite 103, Celebration, FL		34747
(Address of Principal Executive Offices)		(Zip Code)

(321) 939-3416
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ZVRA	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Thomas Anderson to Board of Directors

On August 7, 2023, the board of directors (the “Board”) of Zevra Therapeutics, Inc. (the “Company”) appointed Thomas Anderson to serve as a director of the Company, effective immediately. Mr. Anderson will serve as a Class III director, with a term expiring at the Company’s annual meeting of stockholders to be held in 2024 or until his earlier death, resignation, or removal.

There is no arrangement or understanding between Mr. Anderson and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Mr. Anderson and any of the Company’s other directors or executive officers. The Company is not aware of any transaction involving Mr. Anderson requiring disclosure under Item 404(a) of Regulation S-K.

Thomas Anderson is a 35-year veteran of the biopharma industry and has led and been a part of high-growth organizations for much of his career. Mr. Anderson has served as chief executive officer and director of SwanBio Therapeutics since 2019. Prior to that, he served as the chief commercial strategy officer of Sage Therapeutics, Inc. from 2014 to 2018. Between 2004 and 2014, Mr. Anderson was a senior operating executive with Shire Pharmaceuticals Group in a number of operational and strategic roles in both rare diseases and specialty pharmaceuticals. Mr. Anderson is also an investor partner at Robin Hood Ventures in Philadelphia, Pennsylvania. Mr. Anderson earned his MBA from the University of Notre Dame’s Mendoza College of Business Administration. He received his BS in civil engineering from the P.C. Rossin College of Engineering at Lehigh University. The Board believes that Mr. Anderson’s significant leadership experience in the biotechnology industry and his experience in rare disease qualifies him to serve on the Board.

Upon commencement of his service as a director and pursuant to the Company’s non-employee director compensation policy, Mr. Anderson will be granted an initial option grant to purchase 58,800 shares of the Company’s common stock under its Amended and Restated 2014 Equity Incentive Plan, with the shares vesting in three equal annual installments, subject to his continued service as a director through the applicable vesting date. Additionally, Mr. Anderson will be entitled to receive a $40,000 annual retainer for his service as director. At each annual stockholder meeting following which Mr. Anderson’s term as a director continues (beginning with the annual meeting of stockholders to be held in 2024), Mr. Anderson will be entitled to receive an additional stock option to purchase 39,200 shares of the Company’s common stock, which option will vest and become exercisable in full on the earliest of (i) the first anniversary of the grant date, (ii) the day before the first annual stockholders meeting occurring after the grant date or (iii) immediately prior to a change in control of the Company, subject in each case to his continued service on such vesting date.

Mr. Anderson has also entered into the Company’s standard form of indemnification agreement.

Resignation of Matthew R. Plooster from Board of Directors

On August 7, 2023, Matthew R. Plooster, a member of the Board of the Company, resigned from such position, effectively immediately after the appointment of Mr. Anderson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zevra Therapeutics, Inc.

Date: August 7, 2023	By:	/s/ R. LaDuane Clifton
R. LaDuane Clifton, CPA
Chief Financial Officer, Secretary and Treasurer